QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

LIST OF ALL DIRECT AND INDIRECT SUBSIDIARIES

1.
PDC MGMT. CO. (formerly SOTEX Exploration Company), a Texas corporation—100% Direct Subsidiary—1% general partner of Pioneer Drilling Services, Ltd.

2.
PDC Investment Corp., a Delaware corporation—100% Direct Subsidiary—99% limited partner of Pioneer Drilling Services, Ltd.

3.
Pioneer Drilling Services, Ltd. (formerly Pioneer Drilling Co., Ltd.), a Texas limited partnership—100% Indirect Subsidiary—owned by PDC MGMT. CO. (1%) and PDC Investment Corp. (99%).

4.
South Texas Drilling Company, a Texas corporation—100% Direct Subsidiary.

5.
South Texas Offshore Drilling Company, a Texas corporation—100% Direct Subsidiary.

6.
ST/1200, Inc., a Texas corporation—100% Direct Subsidiary

QuickLinks

  EXHIBIT 21.1